CONFIDENTIAL

Driver Passport, Inc.
1168 12th Street NE
Grand Forks, North Dakota 58201

September 12, 2008

Remitted Via E-mail & Telecopier Only

Inca Block International, LLC
123 Worthington Street Suite 204
Spring Valley, California 91977

RE: Letter of Intent — Purchase of Patent from Inca Block International, LLC

Gentlemen:

The purpose of this letter ("Letter of Intent") is to set forth the principal economic and legal terms agreed upon by Driver Passport, Inc. a North Dakota corporation (the "Buyer"), Inca Block International, LLC (the "Seller"), Randy Brown the CEO and majority shareholder of Buyer (hereinafter "Brown"), pursuant to which Buyer intends to purchase a patent (the "Patent") for the use of the Inca Block Construction System (as described in patent number US 7,305,803 B2).

1. **Issuance of Stock/Purchase of Patent.** The Buyer intends to purchase the Patent in consideration for (A) the issuance of an option to purchase twenty million (20,000,000) shares of the Buyer's Common Stock, which will be issued to the Seller and may be assigned within the discretion of the Seller and (B) the payment of an annual royalty to the Seller equal to 2% of the revenue of the Buyer directly related to all manufactured products that fall within the scope of the Patent. The exercise of the option shall be contingent upon the Buyer having the requisite number of such shares available. The exercise price for the option shall be an aggregate price of $1.00 for the twenty million (20,000,000) shares. Such issuance shall be undertaken in accordance with the exemptions from the registration and qualification provisions of the Securities Act of 1933 and the California Corporate Securities Law of 1968.

2. **Cancellation of Stock.** Upon closing of the acquisition of the Patent, Brown will enter into an agreement with the Buyer whereby he will acquire the current existing assets of the Buyer in consideration of the cancellation of 16,575,000 shares of common stock of the Buyer.

3. **Addition of New Directors.** At Closing, the Buyer and the Seller agree that the Buyer's Board of Directors will be re-constituted with the addition of two new Directors and with Brown continuing to serve as a director.

AC

4. **Continuing Provisions.** The parties will undertake efforts to ensure that documents and transactions regarding the transactions contemplated by this Letter of Intent shall be undertaken so that all financial statements and other disclosure requirements will satisfy the rules adopted by the Securities and Exchange Commission and the timely filing requirements adopted by the Commission thereby.

As presently contemplated, it is anticipated that a closing (the 'Closing") of the acquisition of the Patent shall occur within sixty (60) days of the date at which this Letter of Intent is executed by all of the Parties at which time the Definitive Agreements will be executed (the "Closing Date"). In executing this Letter of Intent, the Parties acknowledge and confirm their intentions expressed herein with respect to the proposed transaction, but (except for the provisions of Paragraphs numbered 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 5.11, 5.12, 5.13, and 5.14 hereof, which are intended to be legally binding and enforceable) this Letter of Intent is not intended to constitute a contract nor an offer to enter into a contract, nor to be binding upon any of the parties, or to create any legal obligations or rights of any party or non-party within any jurisdiction.

In the event the parties fail to execute the Definitive Agreements by the Closing date, regardless of the cause of reason, then this Letter of Intent shall terminate automatically and become null and void and of no force or effect as to its intent without liability on the part of any party (or parties), and without further action by the parties or any one of them (except for Paragraphs 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 5.11, 5.12, 5.13, and 5.14 which shall be legally binding and constitute. a contract).

5. Miscellaneous Terms

5.1. Completion of Due Diligence. The Parties agree that the Buyer and the Seller shall cooperate and assist each other with a complete due diligence review of the Asset and all matters that may reasonably relate to either or both of them.

5.2. Expiration. Unless terminated in a writing signed by a designated representative of any one or more of the Parties, this Letter of Intent and the terms and conditions recited herein, shall expire sixty days from the date of this letter (the "Expiration Date").

5.3. Exclusivity & No Solicitation. Until the Expiration Date, each of the Parties jointly and severally agree not to solicit interest in, encourage, cause, or supply information in connection with, negotiate, or entertain, directly or indirectly, any transaction involving or constituting a similar transaction as contemplated hereby.

5.4. Closing. The Closing shall occur at the Buyer's offices on or before the Closing Date or such later date as the Parties mutually determine.

5.5. Termination Fee. No party or any other person or entity shall be entitled to receive any fees or compensation from any other person arising out of or from any termination of this Letter of Intent.

5.6. Survival of Certain Provisions. Paragraphs 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 5.11, 5.12, 5.13, and

HC

5.14 herein are binding upon the parties and shall survive the termination or expiration of this Letter of Intent. This Letter of Intent shall be deemed to obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees, and indemnities of each of the parties hereto.

5.7. Warranty of the Seller. The Seller warrant and represent that they have the power and authority to enter into this Letter of Intent and that each has been duly authorized to execute and deliver this Letter of Intent to the Buyer.

5.8. Notices. All notices and other communication shall be furnished by hand delivery or registered or certified mail to the parties at the addresses set forth below. Any such notice shall be deemed duly given upon the date it is delivered to the address of the party receiving said notice.

5.9. Expenses. Each party shall be responsible for its own fees, costs, and expenses that it incurs in connection with this Letter of Intent, the acquisition of the Patent and all transactions contemplated thereby.

5.10. Finders & Disclosure Obligations. All of the Parties acknowledge and agree that they have not employed any consultant, finder or other similar person in connection with this Letter of Intent, the acquisition of the Patent or the transactions contemplated there under. Each of the Parties jointly and severally agree to indemnify all of the other Parties from any obligations that any other of the Parties may have to any other persons retained or employed by them in connection with the transactions contemplated by this Letter of Intent. All of the Parties further acknowledge and agree that each provide reasonable cooperation with the Buyer so as to allow the Buyer to fulfill its obligations under the Securities Act of 1933 and the Securities Exchange Act of 1934.

5.11. Independent Counsel. Each of the parties to this Letter of Intent acknowledges and agrees that it has been represented by independent counsel of its own choice throughout all negotiations which preceded the execution of this Letter of Intent and each has executed this Letter of Intent with the consent and upon the advice of said independent counsel.

5.12. Status of the Assets Prior to Closing. The Seller and their employees and agents each acknowledge and agree that prior to Closing, each shall refrain from taking any actions which may materially diminish the Assets or result in the loss or destruction of the books and records relating to either or both of them.

5.13. Arbitration & Choice of Law. Any dispute or claim arising to or in any way related to this Letter of Intent shall be settled by arbitration in San Diego, California.. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration except that in the event of a dispute between the parties concerning the enforcement or interpretation of this Letter of Intent, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and oilier

costs and expenses by the other parties to the dispute. This Letter of Intent and the Definitive Agreements shall be interpreted and enforced under the laws of California as if each were fully executed and all acts contemplated in each were fully performed in California.

5.14. Definitive Agreements. Promptly hereafter the Investment Group's counsel shall commence the preparation of a draft of the Definitive Agreements to be entered into by the Buyer, Seller, Brown, Investment Group and any other necessary parties to effect the acquisition of the Patent. These Definitive Agreements shall contain the detailed terms and conditions governing the acquisition of the Patent and any related transactions, as well as certain mutually agreed upon representations, warranties and indemnifications by the Parties. The Parties and their respective counsel will promptly proceed to negotiate and finalize the specific terms and related other documents to the mutual satisfaction of all parties, all as intended by this Letter of Intent.

If this Letter of Intent properly sets forth our mutually agreeable understanding with respect to the above matters, please so indicate by executing this Letter of Intent in the space provided below, and return a copy of such original to the Buyer's legal counsel at your earliest convenience.

Very truly yours,
Driver Passport, Inc.

Date: 9-15-08

By: Randy Brown President CEO

ACCEPTED AND AGREED TO ON BEHALF OF INCA BLOCK INTERNATIONAL, LLC:

Date: 9-12-08 By: ______________
Daniel D. Correa

ACCEPTED AND AGREED TO ON BEHALF OF BROWN:

Date: 9-15-08 By: ______________
Randy R. Brown